Exhibit 99.1 - News Release of Lee Enterprises, Incorporated dated December 13, 2010

                        201 N. Harrison St.
Davenport, IA 52801
www.lee.net

NEWS RELEASE

Lee Enterprises forecasts more improvement in revenue trends

DAVENPORT, Iowa (December 13, 2010) — Lee Enterprises, Incorporated (NYSE: LEE) expects revenue trends to continue improving in its first fiscal quarter ending December 26, 2010, and projects total operating revenue, buoyed by rapid growth in digital advertising sales, to decline approximately 1 percent compared with a year ago.

The forecast is included in Lee’s Annual Report on Form 10-K filed Friday with the Securities and Exchange Commission for the fiscal year ended September 26, 2010.

In comparison, total operating revenue in the 13 weeks ended September 26, 2010, declined 3.7 percent compared with the same period in 2009, with digital advertising revenue up 22.4 percent. For the full 2010 fiscal year, total operating revenue declined 7.3 percent versus 2009, with digital advertising revenue up 12.4 percent.

Also in the filing, Lee said it expects operating expenses, excluding depreciation, amortization and unusual costs, to decline approximately 1 percent in the 13 weeks ending December 26, 2010, compared with the prior year period, and increase less than 1 percent in fiscal 2011. Costs other than depreciation, amortization, impairment charges and other unusual matters described in the filing decreased 9.0% in fiscal 2010 versus 2009.

Lee also said its products are reaching larger audiences in its markets through a combination of stable newspaper readership and rapid digital audience growth, as well as through additional specialty and niche publications. Based on independent research, Lee estimates that, in an average week, its newspapers and digital products reach approximately 82 percent of all adults in its larger markets and 77 percent of those 18-29. Lee notes that Scarborough Research from 2009 estimates the St. Louis Post-Dispatch has the third largest integrated print and digital audience among the top 25 most populated U.S. markets. The number of unique visitors at Lee digital platforms totaled 48.9 million in the September 2010 quarter, an increase of 27.1 percent from a year ago.

Lee Enterprises is a premier provider of local news, information and advertising in primarily midsize markets, with 49 daily newspapers and a joint interest in four others, rapidly growing digital products and nearly 300 specialty publications in 23 states. Lee's newspapers have circulation of 1.4 million daily and 1.7 million Sunday, reaching nearly four million readers daily. Lee's digital sites attract more than 16 million unique visits monthly. Lee's markets include St. Louis, Mo.; Lincoln, Neb.; Madison, Wis.; Davenport, Iowa; Billings, Mont.; Bloomington, Ill.; and Tucson, Ariz. Lee stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

Contact: dan.hayes@lee.net, (563) 383-2100

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This news release contains information that may be deemed forward-looking that is based largely on Lee Enterprises, Incorporated’s current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond its control, are the Company’s ability to generate cash flows and maintain liquidity sufficient to service its debt, and comply with or obtain amendments or waivers of the financial covenants contained in its credit facilities, if necessary. Other“ risks and uncertainties include the impact and duration of continuing adverse economic conditions, changes in advertising demand, potential changes in newsprint and other commodity prices, energy costs, interest rates and the availability of credit due to instability in the credit markets, labor costs, legislative and regulatory rulings, difficulties in achieving planned expense reductions, maintaining employee and customer relationships, increased capital costs, competition and other risks detailed from time to time in the Company’s publicly filed documents, including the Company's Annual Report on Form 10-K for the year ended September 26, 2010. Any statements that are not statements of historical fact (including statements containing the words “may,” “will,” “would,” “could,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “projects,” “considers” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements